Exhibit 23.10

Consent of Independent Certified Public Accountants

We have issued the following reports contained in the Post-Effective Amendment No. 2 to Form S-11 (No. 333-140548) filed with the Securities and Exchange Commission by Apple REIT Eight, Inc.:

(1)	Our reports dated March 19, 2008, with respect to the consolidated financial statements of Hotel 57, New York, New York, as of December 31, 2007 and 2006 and for the year ended December 31, 2007 and for the periods from November 22, 2006 through December 31, 2006 and January 1, 2006 through November 21, 2006.

(2)	Our report dated March 14, 2008, with respect to the financial statements of Hampton Inn, Dunn, North Carolina, as of December 31, 2007 and 2006 and for the years then ended.

We consent to the use of the aforementioned reports in the Post-Effective Amendment No. 2 to Form S-11, and to the use of our name as it appears under the caption “Experts.”

/s/ Grant Thornton LLP

Orlando, Florida

March 26, 2008